Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated August 25, 2011, with respect to the consolidated financial statements, accompanying financial statement schedule, and internal control over financial reporting included in the Annual Report of Energy Conversion Devices, Inc. and subsidiaries on Form 10-K for the year ended June 30, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Energy Conversion Devices, Inc. and subsidiaries on Form S-8 (File No. 333-172133, effective February 9, 2011) and on Form S-3 (File No. 333-172228, effective March 4, 2011).
/s/ Grant Thornton LLP
Southfield, Michigan
August 25, 2011